UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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EMULEX CORPORATION
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Filed by Emulex Corporation
Under the Securities Exchange Act of 1934
Subject Company: Emulex Corporation
Commission File Number: 001-31353
May 15, 2009
EMULEX RECOMMENDS THAT YOU REJECT BROADCOM’S OFFER
Dear Fellow Stockholder,
As you may know, on May 5, 2009, Broadcom Corporation commenced an unsolicited tender offer to acquire your shares of Emulex for $9.25 per share in cash. To facilitate its offer, Broadcom has also initiated a self serving solicitation campaign that aims to ultimately remove your entire Board and appoint in its place nominees hand picked by Broadcom.
After a thorough review of Broadcom’s offer, in consultation with its financial and legal advisors, your Board of Directors has unanimously determined that the offer significantly undervalues Emulex’s long-term prospects, is grossly inadequate and is not in the best interests of Emulex’s stockholders.
The Board Unanimously Recommends You NOT Tender Your Shares Into the Offer or Sign Any Gold Consent Card Sent by Broadcom.
On pages 14-17 of the enclosed Solicitation / Recommendation Statement on Schedule 14D-9, we detail the reasons that formed the basis of our recommendation regarding the tender offer. We urge you to review them, and the rest of the Solicitation / Recommendation Statement on Schedule 14D-9, carefully. These reasons include that the Broadcom offer:
•	Significantly undervalues Emulex’s long-term prospects and does not adequately compensate stockholders for their shares;

•	Is opportunistic, given that Broadcom was aware of significant new non-public design wins by Emulex in converged networking prior to making its proposal on April 21, 2009;

•	Does not compensate Emulex’s stockholders for a range of other initiatives being undertaken by Emulex that will start to meaningfully impact earnings within the next year and beyond;

•	Is clearly timed to take advantage of Emulex’s depressed stock price, which has been impacted by the current unprecedented negative macroeconomic conditions;

•	Is funded in significant part by Emulex’s own cash resulting in Broadcom offering only $5.59 per share for the operations of Emulex; and

•	Is highly conditional, creating substantial uncertainty as to whether Broadcom would be required to consummate the Offer.
Emulex is Well Positioned to Deliver Significant Long-Term Value to Stockholders.
Your Board is very enthusiastic about Emulex’s future prospects and the long-term value we expect to deliver through the Company’s current strategy.
•
Emulex is a leading supplier of a broad range of advanced network infrastructure solutions, with a comprehensive product and services portfolio addressing both in the host server and embedded storage markets, a consistent 30-year track record of innovation and developing leading-edge solutions to emerging market trends and a blue-chip customer base;

•
Emulex believes the rapid growth of the converged networking market will more than double Emulex’s addressable market to approximately $1.5 billion by 2013. In fact, in the past six months, Emulex achieved 12 new design wins in this market, which is expected to result in multi-million dollar opportunities, at the expense of Broadcom and other competitors; and

•
Emulex has undertaken a range of initiatives that will start to meaningfully and positively impact earnings within the next twelve months and beyond, including aggressive expense reductions, developing new value-added Fibre Channel and I/O solutions and an improved international strategy. In addition, Emulex anticipates that its expansion into the convergent networking market will positively impact the Company’s operating margins.

Broadcom’s Opportunistic Offer Attempts to Capture Significant Current and Long-Term Value that Belongs to You.
Emulex’s market valuation prior to Broadcom’s proposal on April 21, 2009, did not reflect the long-term value potential of the contract wins described above. Moreover, Emulex is precluded from communicating further information on the scope and nature of its contract wins. However, due to its participation in the proposal process for the contract wins, Broadcom is aware of such specific information, which is confidential and not available to the market or Emulex’s stockholders and thus does not allow Emulex’s stockholders to further assess the potential benefits of such wins. Broadcom clearly timed their proposal to take advantage of that information and the impact of the current unprecedented negative macroeconomic conditions on the Company’s stock price.
We Urge You to Not Tender into the Offer or Sign a Gold Card from Broadcom. Please Sign and Return Our WHITE Card When You Receive It.
To reject Broadcom’s tender offer, you do not need to take any action. Similarly, to reject Broadcom’s consent solicitation, you do not need to take any action. Please do not sign any gold cards sent to you by Broadcom. Instead, please sign and return the WHITE revocation card when you receive it.
Your Board of Directors and management team will continue to act in the best interests of Emulex and its stockholders. If you have questions please contact Emulex’s information agent and proxy solicitor, MacKenzie Partners, at 1-800-322-2885 or collect at 212-929-5500. You can also visit http://www.emulexvalue.com for additional information.
Thank you for your continued support.
Sincerely,

Paul Folino
Executive Chairman
Board of Directors of Emulex Corporation
IMPORTANT ADDITIONAL INFORMATION
Emulex has filed a preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) relating to Broadcom’s solicitation of written consents from Emulex stockholders. Emulex intends to file with the SEC and mail to Emulex stockholders a definitive consent revocation statement. Investors and security holders are urged to read the consent revocation statement and other documents filed by Emulex with the SEC, and any amendments or supplements to those documents, when they are available because they contain or will contain important information. Investors and security holders will be able to obtain free copies of these documents (when available) and other relevant documents filed with the SEC by Emulex through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to MacKenzie Partners, 105 Madison Avenue, New York, NY 10016 or by calling toll-free at 1-800-322-2885 or collect at 212-929-5500. Emulex, its directors and certain of its executive officers are participants in a solicitation of Emulex’s stockholders. Information regarding such participants and their direct or indirect interests, by security holdings or otherwise, is contained in the preliminary consent revocation statement filed by Emulex with the SEC on May 15, 2009.